Exhibit 1.2

ARLINGTON ASSET INVESTMENT CORP.

6.625% Senior Notes due 2023

At-the-Market Issuance Sales Agreement

May 10, 2013

JMP Securities LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Ladies and Gentlemen:

Arlington Asset Investment Corp., a Virginia corporation (the “Company”), confirms its agreement (this “Agreement”), with JMP Securities. LLC (“JMP”), as follows:

1. Issuance and Sale of Notes. The Company agrees that, on the terms and subject to the conditions set forth herein, it may issue and sell through JMP, the Company’s 6.625% Senior Notes due 2023 (the “Notes”), to be issued under an indenture dated as of May 1, 2013 (the “Base Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated as of May 1, 2013 (the “Supplemental Indenture”, together with the Base Indenture, the “Indenture”), from time to time during the term of this Agreement (the “Placement Notes”), provided however; that in no event shall the Company issue or sell through JMP, the Alternative Agent (defined below) or any additional sales agents appointed by the Company after the date hereof (each, an “Additional Agent” and collectively, the “Additional Agents”) such number of Placement Notes that exceeds the lesser of (a) the number of Notes registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, or (b) the aggregate principal amount of Notes authorized to be issued by the board of directors of the Company (the “Board”) from time to time (the lesser of (a) and (b), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the number of Placement Notes issued and sold under this Agreement shall be the sole responsibility of the Company and that JMP shall have no obligation in connection with such compliance. The issuance and sale of Placement Notes through JMP will be effected pursuant to the Registration Statement (as defined below), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue any Placement Notes.

The Company has also entered into a separate At-the Market Issuance Sales Agreement, dated as of even date herewith (the “Alternative Sales Agreement”), pursuant to which it may, from time to time during the term of such Alternative Sales Agreement, issue and sell through or to MLV & Co. LLC (the “Alternative Agent”), as sales agent and/or principal, the Notes. The aggregate amount of Notes that may be sold pursuant to this Agreement, the Alternative Sales Agreement and any agreement entered into with any Additional Agents shall not exceed the Maximum Amount.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement on Form S-3 (File No. 333-171537), including a base prospectus, relating to certain securities, including the Placement Notes to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”). The Company has prepared a prospectus supplement to the base prospectus included as part of such registration statement specifically relating to the Placement Notes (the “Prospectus Supplement”). The Company will furnish to JMP, for use by JMP, copies of the base prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Placement Notes. Except where the context otherwise requires, such registration statement, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated or deemed incorporated therein by reference to the extent such information has not been superseded or modified in accordance with Rule 412 under the Securities Act (as qualified by Rule 430B(g) of the Securities Act), included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such base prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated or deemed incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein (the “Incorporated Documents”).

For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include the most recent copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System, or if applicable, the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”).

2. Placements. Each time that the Company wishes to issue and sell Placement Notes hereunder (each, a “Placement”), it will notify JMP by email notice (or other method mutually agreed to in writing by the Company and JMP) of the number or principal amount of Placement Notes, the time period during which sales are requested to be made, any limitation on the number or principal amount of Placement Notes that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), the form of which is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 3 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from JMP set forth on Schedule 3, as such Schedule 3 may be amended from time to time. Provided that the Company is otherwise in compliance with the terms of this Agreement, the Placement Notice shall be effective immediately upon receipt by JMP unless and until (i) JMP declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Notes thereunder has been sold, (iii) the Company suspends or terminates the Placement Notice or (iv) this Agreement has been terminated under the provisions of Section 13. The amount of any discount, commission or other compensation to be paid by the Company to JMP in connection with the sale of the Placement Notes shall be calculated in accordance with the terms set forth in Schedule 2. It is expressly acknowledged and agreed that neither the Company nor JMP will have any obligation whatsoever with respect to a Placement or any Placement Notes unless and until the Company delivers a Placement Notice to JMP and JMP does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of Sections 2 or 3 of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

Notwithstanding anything to the contrary herein, the Company shall not request JMP to sell, and JMP shall not sell, Notes at an Adjusted Purchase Price (defined below) lower than the Minimum Price. For purposes hereof, the “Minimum Price” means an amount equal to (a) the principal amount of the Notes, reduced by (b) one-fourth of 1% (0.25%) of the principal amount, multiplied by the number of complete years to maturity; provided, however, that the foregoing limitation shall not apply to a sale of Notes on any date on or prior to October 31, 2013, on which the yield on the $25,000,000 aggregate principal amount of Notes issued by the Company on May 1, 2013, based on their fair market value, is equal to or less than 7.285%. For purposes hereof, the “Adjusted Purchase Price” means the sales price of the Notes reduced by any amounts attributable to pre-issuance accrued interest.

3. Sale of Placement Notes by JMP.

a. Subject to the terms and conditions of this Agreement, for the period specified in a Placement Notice, JMP will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the New York Stock Exchange (the “Exchange”), to sell the Placement Notes up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. JMP will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Notes hereunder setting forth the number of Placement Notes sold on such day, the compensation payable by the Company to JMP pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by JMP (as set forth in Section 5(b)) from the gross proceeds that it receives from such sales. Subject to the terms of a Placement Notice, JMP may sell Placement Notes by any method permitted by Rule 415 of the Securities Act, including without limitation sales made directly on the Exchange, on any other existing trading market for the Notes or to or through a market maker. Subject to the terms of a Placement Notice, JMP may also sell Placement Notes by any other method permitted by law, including but not limited to negotiated transactions, with the Company’s consent. “Trading Day” means any day on which the Notes are purchased and sold on the Exchange.

b. During the term of this Agreement, neither JMP nor any of its affiliates or subsidiaries shall engage in (i) any short sale of any security of the Company or (ii) any sale of any security of the Company that JMP does not own or any sale which is consummated by the delivery of a security of the Company borrowed by, or for the account of, JMP. Neither JMP nor any of its affiliates or subsidiaries shall engage in any proprietary trading or trading for JMP’s (or its affiliates’ or subsidiaries’) own account.

c. The Company agrees that any offer to sell, any solicitation of an offer to buy, or any sales of Notes shall only be effected by or through only the Agent, the Alternative Agent or any Additional Agents on any single given day, but in no event by more than one of them, and the Company shall in no event request that the Agent, the Alternative Agent or any Additional Agent sell Notes on the same day.

4. Suspension of Sales. The Company or JMP may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 3, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 3), suspend any sale of Placement Notes; provided, however, that such suspension shall not affect or impair any party’s obligations with respect to any Placement Notes sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against any other party unless it is made to one of the individuals named on Schedule 3 hereto, as such Schedule may be amended from time to time.

5. Sale and Delivery to JMP; Settlement.

a. Sale of Placement Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon JMP’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Notes described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, JMP, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Notes up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that JMP will be successful in selling Placement Notes, (ii) JMP will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Notes for any reason other than a failure by JMP to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Placement Notes as required under this Agreement and (iii) JMP shall be under no obligation to purchase Placement Notes on a principal basis pursuant to this Agreement, except as otherwise agreed in writing by JMP and the Company.

b. Settlement of Placement Notes. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Notes will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Notes sold (the “Net Proceeds”) will be equal to the aggregate sales price received by JMP, after deduction for (i) JMP’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, and (ii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

c. Delivery of Placement Notes. On or before each Settlement Date, the Company will, or will cause the Trustee to, electronically transfer the Placement Notes being sold by crediting JMP’s or its designee’s account (provided JMP shall have given the Company and the Trustee written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered securities in good deliverable form. On each Settlement Date, JMP will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company or Trustee defaults in its obligation to deliver Placement Notes on a Settlement Date, then in addition to and in no way limiting the rights and obligations set forth in Section 11(a) hereto, it will (i) hold JMP harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or the Trustee and (ii) pay to JMP (without duplication) any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

d. Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Placement Notes if, after giving effect to the sale of such Placement Notes, the aggregate number of Placement Notes sold pursuant to this Agreement would exceed the Maximum Amount. Under no circumstances shall the Company cause or request the offer or sale of any Placement Notes pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Board, or a duly authorized committee thereof, and notified to JMP in writing. Further, under no circumstances shall the Company cause or permit the aggregate offering amount of Placement Notes sold pursuant to this Agreement, the Alternative Sales Agreement, or any additional sales agreements with Additional Agents, to exceed the Maximum Amount.

6. Representations and Warranties of the Company. Except as disclosed in the Registration Statement or Prospectus (including the Incorporated Documents), the Company represents and warrants to, and agrees with JMP that as of the date of this Agreement and as of each Applicable Time (as defined below), unless such representation, warranty or agreement specifies a different date or time:

a. The Company and, assuming no act or omission on the part of JMP that would make such statement untrue, the transactions contemplated by this Agreement meet the requirements for and comply with the conditions for the use of Form S-3 under the Securities Act. The Registration Statement has been filed with the Commission and has been declared effective under the Securities Act. The Prospectus Supplement will name JMP as a sales agent in the section thereof entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Placement Notes as contemplated hereby and in the Prospectus meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement, the Prospectus, and any such amendments or supplements and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to JMP and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Placement Notes, will not distribute any offering material in connection with the offering or sale of the Placement Notes other than the Registration Statement and the Prospectus and any Issuer Free Writing Prospectus (as defined below) to which JMP has consented. The Notes are currently listed on the Exchange. The Company has not, in the 12 months preceding the date hereof, received notice from the Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of the Exchange. The Company has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements.

b. The Registration Statement, when it became effective, and the Prospectus, and any amendment or supplement thereto, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act, the Exchange Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). At each Settlement Date, the Registration Statement and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act, the Exchange Act and the Trust Indenture Act. The Registration Statement, when it became effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendment and supplement thereto, on the date thereof and at each Applicable Time (defined below), did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the immediately preceding sentences do not apply to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility Under the Trust Indenture Act of 1939 on Form T-1 of the Trustee or (ii) statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with written information furnished to the Company by JMP specifically for use therein.

c. At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Placement Notes and (ii) at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act (without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer), nor an “excluded issuer” as defined in Rule 164 under the Securities Act.

d. The Company has not distributed and will not distribute, prior to Applicable Time, any offering material in connection with the offering and sale of the Placement Notes other than the Prospectus and any Issuer Free Writing Prospectus reviewed and consented to by JMP and listed in Exhibit 23 attached hereto or the Registration Statement.

e. PricewaterhouseCoopers LLP (“PwC”), whose report appears in the Registration Statement and the Prospectus, are independent certified public accountants as required by the Securities Act and the Public Company Accounting Oversight Board (including the rules and regulations promulgated by such entity, the “PCAOB”). Except as set forth in the Registration Statement and the Prospectus, PwC has not during the periods covered by the financial statements included in the Registration Statement and Prospectus, provided to the Company any non-audit services, as such term is defined in Section 10A(g) of the Exchange Act. The financial statements and schedules (including the related notes) included in the Registration Statement and the Prospectus present fairly, in all material respects, the financial condition, the results of the operations and changes in financial condition of the entities purported to be shown thereby at the dates or for the periods indicated and have been prepared in accordance with generally accepted accounting principles as applied in the United States on a consistent basis (“GAAP”) throughout the periods indicated. All adjustments necessary for a fair presentation of results for such periods have been made. The selected financial, operating and statistical data set forth or incorporated by reference in the Prospectus under the captions “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” fairly present, in all material respects, when read in conjunction with the Company’s financial statements and the related notes and schedules and on the basis stated in the Registration Statement, the information set forth therein.

f. Each of the Company and each “significant subsidiary” (as that term is defined in Rule 1-02 of Regulation S-X of the Commission) of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) has been duly incorporated or organized and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, with requisite power and authority to own, lease or operate its respective properties and conduct its respective business as presently conducted and as described in the Prospectus, and is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary and, except where any failure to do so could not reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and the Subsidiaries taken as a whole (a “Material Adverse Effect”); each of the Company and the Subsidiaries is in possession of and operating in compliance with all necessary authorizations, licenses, permits, consents, certificates and orders required for the conduct of its business, all of which are valid and in full force and effect, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such authorization, license, permit, consent, certificate or order which, individually or in the aggregate, if the subject of an unfavorable decision, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

g. The capitalization of the Company is as set forth under the caption “Capitalization” in the Prospectus, and the Class A Common Stock conforms to the description thereof contained under the caption “Description of Capital Stock” in the Prospectus; the outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no obligations to register for resale under the Securities Act any of its outstanding securities, including, but not limited to, any that would, as result of the filing of the Registration Statement or the offering or sale of the Placement Notes as contemplated by this Agreement, give rise to any rights for or relating to the registration of its outstanding securities. All of the outstanding limited liability company or other equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by the Company, free and clear of any claim, lien, encumbrance or security interest. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or other interests convertible into or exchangeable or exercisable for, any limited liability company or other equity interests of any Subsidiary other than those described in the Registration Statement and the Prospectus.

h. The Indenture has been duly qualified under the Trust Indenture Act, has been duly authorized and, as of the date hereof, has been executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization or other similar legal requirements affecting the enforcement of creditors’ rights generally and by general principles of equity; provided that no representation or warranty is made with respect to that part of Registration Statement which shall constitute the Statement of Eligibility Under the Trust Indenture Act of 1939 on Form T-1 of the Trustee.

i. The Placement Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to the purchaser thereof against payment therefor as provided by this Agreement, will conform in all material respects to the description thereof contained in the Prospectus.

j. Since December 31, 2012, except as disclosed to JMP in writing, (A) neither the Company nor any of the Subsidiaries has incurred any liabilities or obligations, direct or contingent, nor entered into any transactions not in the ordinary course of business, which in either case are material to the Company or such Subsidiary, as the case may be; and (B) there has not been any Material Adverse Effect nor any development or event that could reasonably be expected to have a Material Adverse Effect; and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

k. Neither the Company nor any of the Subsidiaries is, or with the giving of notice or lapse of time or both would be, in violation of or in default under, nor will the execution, delivery or performance by the Company hereof or the consummation of the transactions contemplated hereby by the Company result in a violation of, or constitute a default under, (A) the Amended and Restated Articles of Incorporation, as amended, or the Amended and Restated Bylaws, as amended, of the Company or the organizational documents of any of the Subsidiaries, (B) any agreement, contract, mortgage, deed of trust, loan agreement, note, lease, indenture or other instrument, to which the Company or any of the Subsidiaries is a party or by which any of them is bound, or to which any of their properties is subject, or (C) any law, statute, ordinance, rule, administrative regulation, decree, ruling or order of any court, or any governmental agency or body having jurisdiction over the Company, the Subsidiaries or any of their properties, except in the case of clauses (B) and (C) for such violation or default which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery or performance by the Company hereof or the consummation of the transactions contemplated hereby by the Company will not result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of the Company or any of the Subsidiaries, except for such liens, charges, claims or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

l. This Agreement has been duly authorized, executed and delivered by the Company and, when executed and delivered by JMP, will constitute a legal, valid and binding agreement of the Company that is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar legal requirements affecting the enforcement of creditors’ rights generally and by general principles of equity and except to the extent that the indemnification provisions hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

m. The Placement Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to JMP against payment therefor as provided by this Agreement, will be entitled to the benefits of the Indenture, and will be valid and binding obligations of the Company, enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization or other similar legal requirements affecting the enforcement of creditors’ rights generally and by general principles of equity.

n. Neither the Company nor any Subsidiary owns any real property. The Company and the Subsidiaries have good title to all personal property, if any, owned by them, in each case clear of all liens, encumbrances and defects except such as are described or referred to in the Registration Statement and Prospectus or such as could not reasonably be expected to have a Material Adverse Effect; and any real property and buildings held under lease by the Company and the Subsidiaries are held by them under valid, existing and enforceable leases with such exceptions (A) as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or such Subsidiaries or (B) as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity.

o. There is no litigation or governmental proceeding to which the Company or any of the Subsidiaries is a party or to which any property of the Company or any of the Subsidiaries is subject or which is pending or, to the knowledge of the Company, threatened against the Company which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect, which would materially and adversely affect the consummation of the transactions contemplated by this Agreement or which is required to be disclosed in the Prospectus.

p. Other than permitted activity pursuant to Regulation M and Rule 10b-18 under the Exchange Act, the Company has not taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which could reasonably be expected to constitute, the stabilization or manipulation of the price of its securities facilitate the sale or resale of the Placement Notes.

q. The Company and the Subsidiaries have filed all material federal, state and foreign income tax returns, and all such tax returns are complete and correct in all material respects, and the Company and the Subsidiaries have not failed to pay any material taxes which were payable pursuant to said returns or any assessments with respect thereto. The Company has no knowledge of any tax deficiency which has been or is likely to be threatened or asserted against the Company or the Subsidiaries. There is currently no material limitation on the utilization of net operating loss carryforwards, capital loss carryforwards, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Law.

r. The Company maintains a system or systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of the most recent evaluation of such system of internal accounting controls, there has been no material change in internal control over financial reporting, including any corrective actions with regard to significant deficiencies or material weaknesses.

s. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). To the Company’s knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to information required to be disclosed by the Company in its periodic reports under the Exchange Act.

t. The Company maintains insurance of the types and in the amounts as are, in the reasonable opinion of management, adequate for its business, all of which insurance is in full force and effect. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not reasonably be expected to have a Material Adverse Effect.

u. Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any employees or agents of the Company or any of the Subsidiaries, has at any time during the last five years (A) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (B) made any payment to any foreign, federal or state governmental officer or official or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

v. The Company is not and, after giving effect to the offering and sale of the Placement Notes and the application of the proceeds thereof as described under the caption “Use of Proceeds” in the Prospectus will not be, required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

w. The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 (“SOX”) that are currently effective and the applicable rules and regulations promulgated in connection therewith.

x. No consent, approval, authorization or order of, or filing with, any governmental agency or body is required for the consummation of the transactions contemplated by this Agreement and the Indenture in connection with the issuance and sale of the Placement Notes by the Company, except such as have been obtained or made, or will be obtained or made on or before the date hereof, under the Securities Act and such as may be required by the Exchange, the Financial Industry Regulatory Authority (“FINRA”) or under state securities laws or the laws of any foreign jurisdiction.

y. The Company has full corporate power and authority to enter into the transactions contemplated by this Agreement.

z. The Company is not presently doing business with the government of Cuba or with any person or affiliate located in Cuba.

aa. No labor dispute with the employees of the Company or the Subsidiaries exists or, to the knowledge of the Company, is imminent, that could reasonably be expected to have a Material Adverse Effect.

bb. The Company or the Subsidiaries own or possess the right to use any trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how and other similar rights (collectively, “Intellectual Property Rights”) that would reasonably be deemed necessary or material to conduct its business as now conducted and as described in the Prospectus. There is no pending or, to the knowledge of the Company, threatened action, suit, proceeding, or claim by others challenging the rights of the Company or any of the Subsidiaries in or to any Intellectual Property Rights. There is no pending, or to the Company’s knowledge, threatened action, suit, proceeding, or claim by others that the Company’s or any Subsidiaries’ use of the Intellectual Property Rights infringes, misappropriates or otherwise violates any intellectual property rights of others.

cc. To the knowledge of the Company, except as could not reasonably be expected to have a Material Adverse Effect, no third party has alleged any breach by the Company or any Subsidiary of any provision of any license, contract or other agreement governing the use by the Company or its Subsidiaries of Intellectual Property Rights owned by third parties (collectively, the “Licenses”) and the Company is unaware of any facts that would form a reasonable basis for such a claim. Each of the Licenses is in full force and effect and constitutes a valid and binding agreement between the parties thereto, enforceable in accordance with its terms. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has been or is currently involved in any disputes regarding the Licenses.

dd. The Company’s operating policies described in the Registration Statement and the Prospectus accurately reflect in all material respects the current intentions of the Company with respect to the operation of its business, and no material deviation from such policies is currently contemplated.

ee. There are no business relationships or related-party transactions involving the Company or any Subsidiary or any other person required by the Securities Act to be described in the Prospectus that have not been so described.

ff. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law; (B) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company or any of its Subsidiaries has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and (C) to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company, any of its Subsidiaries, or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

gg. The Company and the Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”). No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “pension plan” (as defined under ERISA) for which the Company or any of the Subsidiaries would have any material liability. Neither the Company nor any of the Subsidiaries has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (B) Sections 412 or 4971 of the Code. Each “pension plan” for which the Company or any of the Subsidiaries that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification, the result of which would reasonably be expected to result in a Material Adverse Effect.

hh. There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any such action prohibited by Section 402 of SOX.

ii. The operations of the Company and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of jurisdictions where the Company or any Subsidiaries conduct business, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body involving the Company or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

jj. Neither the Company nor any of the Subsidiaries, nor, to the Company’s knowledge, any director, officer, employee, agent or affiliate of the Company or any of the Subsidiaries is (A) currently the subject of any U.S. sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“Sanctions”) or (B) located, organized or resident in the country or territory that is the subject of Sanctions.

kk. The statistical and market-related data included in the Registration Statement and the Prospectus were obtained or derived from publications that are and were not at any time under the Company’s control and that the Company reasonably and in good faith believed to be reliable and accurate as of the respective dates that such data were first included in the Registration Statement or the Prospectus.

ll. All “non-GAAP financial measures” (as defined Securities Act) included in the Registration Statement or the Prospectus comply with the requirements of Regulation G and Item 10 of Regulation S-K promulgated under the Securities Act.

mm. To the knowledge of the Company, no director, officer or other key employee of the Company or its Subsidiaries intends to terminate his or her affiliation with the Company or its Subsidiaries during the next 60 days. None of the directors, officers or other key employees of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Company as described in the Registration Statement and Prospectus.

nn. The Company has not offered, or caused JMP to offer, the Placement Notes to any person or entity with the intention of unlawfully influencing a journalist or publication to write or publish favorable information about the Company.

oo. Neither the Company, nor, to the Company’s knowledge, any affiliate of the Company, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, giving or agreeing to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company’s internal accounting controls and procedures are sufficient to cause the Company to comply with the FCPA.

pp. Except as contemplated by this Agreement, there are no (A) claims, payments, arrangements, agreements or understandings relating to the payment of a finder’s, consulting or origination fee or commission or similar payment by the Company to JMP with respect to the sale of the Placement Notes hereunder or (B) arrangements, agreements or understandings of the Company or any affiliate of the Company that may affect JMP’s compensation in connection with the sale of Placement Notes as determined by FINRA.

qq. Except with respect to JMP in connection with the sale of the Placement Notes hereunder, or as described in the Registration Statement or the Prospectus, the Company has not entered into any agreement or arrangement (including, without limitation, any consulting agreement or any other type of agreement) during the 180-day period prior to the initial filing date of the Registration Statement, which arrangement or agreement provides for the receipt of any item of value and/or the transfer or issuance of any warrants, options, or other securities from the Company to JMP.

rr. The issuance of the Placement Notes in accordance with the provisions of this Agreement will not result in a violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

The Company acknowledges that JMP and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to the Underwriters will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

7. Covenants of the Company. The Company covenants and agrees with JMP that:

a. Registration Statement Amendments. After the date of this Agreement and during any period in which a prospectus relating to any Placement Notes is required to be delivered by JMP under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act) (the “Prospectus Delivery Period”) (i) the Company will notify JMP promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference or amendments not related to any Placement, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus related to the Placement or for additional information related to the Placement, (ii) the Company will prepare and file with the Commission, promptly upon JMP’s request, any amendments or supplements to the Registration Statement or Prospectus that, in JMP’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Notes by JMP (provided, however, that the failure of JMP to make such request shall not relieve the Company of any obligation or liability hereunder, or affect JMP’s right to rely on the representations and warranties made by the Company in this Agreement and provided, further, that the only remedy JMP shall have with respect to the failure to make such filing shall be to cease making sales under this Agreement until such amendment or supplement is filed); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Placement Notes unless a copy thereof has been submitted to JMP within a reasonable period of time before the filing and JMP has not reasonably objected thereto (provided, however, that (A) the failure of JMP to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect JMP’s right to rely on the representations and warranties made by the Company in this Agreement and (B) the Company has no obligation to provide JMP any advance copy of such filing or to provide JMP an opportunity to object to such filing if the filing does not name JMP or does not relate to the transaction herein provided; and provided, further, that the only remedy JMP shall have with respect to the failure by the Company to obtain such consent shall be to cease making sales under this Agreement) and the Company will furnish to JMP at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act or, in the case of any document to be incorporated therein by reference, to be filed with the Commission as required pursuant to the Exchange Act, within the time period prescribed (the determination to file or not file any amendment or supplement with the Commission under this Section 7(a), based on the Company’s reasonable opinion or reasonable objections, shall be made exclusively by the Company).

b. Notice of Commission Stop Orders. The Company will advise JMP, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued. The Company will advise JMP promptly after it receives any request by the Commission for any amendments to the Registration Statement or any amendment or supplements to the Prospectus or any Issuer Free Writing Prospectus or for additional information related to the offering of the Placement Notes or for additional information related to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus.

c. Delivery of Prospectus; Subsequent Changes. During the Prospectus Delivery Period, the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in effect, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during the Prospectus Delivery Period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such Prospectus Delivery Period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify JMP to suspend the offering of Placement Notes during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance; provided, however, that the Company may delay the filing of any amendment or supplement, if in the judgment of the Company, it is in the best interest of the Company.

d. Listing of Placement Notes. During the Prospectus Delivery Period, the Company will use its commercially reasonable efforts to cause the Placement Notes to be listed on the Exchange and to qualify the Placement Notes for sale under the securities laws of such jurisdictions in the United States as JMP reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Notes; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation or dealer in securities or file a general consent to service of process in any jurisdiction.

e. Delivery of Registration Statement and Prospectus. The Company will furnish to JMP and its counsel (at the reasonable expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during the Prospectus Delivery Period (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as JMP may from time to time reasonably request and, at JMP’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Notes may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to JMP to the extent such document is available on EDGAR.

f. Earnings Statement. The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act.

g. Use of Proceeds. The Company will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds.”

h. Notice of Other Sales. During the period commencing on the delivery of Placement Notice by the Company to JMP and ending on the later of (i) the termination or withdrawal of such Placement Notice or (ii) the last Settlement Date with respect to any Placement Notes sold under such Placement Notice, the Company will provide JMP notice as promptly as reasonably possible before the Company offers to sell, sells, contracts to sell, grants any option to sell or otherwise disposes of any Notes (other than the Placement Notes offered pursuant to this Agreement, the Alternative Sales Agreement or any agreement with any Additional Agents or securities convertible into or exchangeable for Notes, warrants or any rights to purchase or acquire Notes.

i. Change of Circumstances. The Company will, at any time during the pendency of a Placement Notice advise JMP promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to JMP pursuant to this Agreement.

j. Due Diligence Cooperation. During the term of this Agreement, the Company will cooperate with any reasonable due diligence review conducted by JMP or its representatives in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as JMP may reasonably request.

k. Required Filings Relating to Placement of Placement Notes. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act (each and every filing under Rule 424(b), a “Filing Date”), which prospectus supplement will set forth, within the relevant period, the amount of Placement Notes sold through JMP, the Net Proceeds to the Company and the compensation payable by the Company to JMP with respect to such Placement Notes, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

l. Representation Dates; Certificate. Each time during the term of this Agreement that the Company:

(i) amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Placement Notes) the Registration Statement or the Prospectus relating to the Placement Notes by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Notes;

(ii) files an annual report on Form 10-K under the Exchange Act (including any Form 10-K/A containing amended financial information or a material amendment to the previously filed Form 10-K);

(iii) files its quarterly reports on Form 10-Q under the Exchange Act; or

(iv) files a current report on Form 8-K containing amended financial information (other than information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassification of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act;

(Each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date.”)

the Company shall furnish JMP (but in the case of clause (iv) above only if JMP reasonably determines that the information contained in such Form 8-K is material) with a certificate, in the form attached hereto as Exhibit 7(1). The requirement to provide a certificate under this Section 7(1) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, (i) upon the delivery of the first Placement Notice hereunder and (ii) if the Company subsequently decides to sell Placement Notes following a Representation Date when the Company relied on such waiver and did not provide JMP with a certificate under this Section 7(1), then before JMP sells any Placement Notes, the Company shall provide JMP with a certificate, in the form attached hereto as Exhibit 7(1), dated the date of the Placement Notice.

m. Legal Opinion. On or prior to the date of the first Placement Notice given hereunder the Company shall cause to be furnished to JMP written opinions and a negative assurance letter of Hunton & Williams LLP (“Company Counsel”), or other counsel reasonably satisfactory to JMP, in the form attached hereto as Exhibit 7(m)(1) and 7(m)(2), respectively. Thereafter, within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(l) for which no waiver pursuant to Section 7(l) is applicable, and not more than once per calendar quarter, the Company shall cause to be furnished to JMP a written letter of Company Counsel in the form attached hereto as Exhibit 7(m)(2), modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided that, in lieu of such negative assurance for subsequent periodic filings under the Exchange Act, counsel may furnish JMP with a letter (a “Reliance Letter”) to the effect that JMP may rely on the negative assurance letter previously delivered under this Section 7(m) to the same extent as if it were dated the date of such letter (except that statements in such prior letter shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of the date of the Reliance Letter).

n. Comfort Letter. On or prior to the date of the first Placement Notice given hereunder and within five (5) Trading Days after each subsequent Representation Date, other than pursuant to Section 7(l)(iii), the Company shall cause its independent accounting firm to furnish JMP letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, which shall meet the requirements set forth in this Section 7(n); provided, that if requested by JMP, the Company shall cause a Comfort Letter to be furnished to JMP within ten (10) Trading Days of such request following the date of occurrence of any restatement of the Company’s financial statements. The Comfort Letter from the Company’s independent accounting firm shall be in a form and substance reasonably satisfactory to JMP, (i) confirming that they are an independent public accounting firm within the meaning of the Securities Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

o. Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or would reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes or (ii) sell, bid for, or purchase the Notes in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Placement Notes other than JMP, the Alternative Agent or any Additional Agent; provided that the Company may bid for and purchase the Notes in compliance with applicable law.

p. Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that it will not be or become, at any time prior to the termination of this Agreement, an “investment company,” as such term is defined in the Investment Company Act and as such term is interpreted by the Commission as of the date of this Agreement.

q. No Offer to Sell. Other than an Issuer Free Writing Prospectus approved in advance by the Company and JMP in its capacity as agent hereunder pursuant to Section 23, neither JMP nor the Company (including its agents and representatives, other than JMP in their capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Notes hereunder.

8. Representations and Covenants of JMP. JMP represents and warrants that it is duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Notes will be offered and sold, except such states in which JMP is exempt from registration or such registration is not otherwise required. JMP shall continue, while this Agreement is in effect, to be duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Notes will be offered and sold, except such states in which JMP is exempt from registration or such registration is not otherwise required, during the term of this Agreement. JMP shall comply with all applicable law and regulations, including but not limited to Regulation M, in connection with the transactions contemplated by this Agreement, including the issuance and sale through JMP of the Placement Notes.

9. Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, filing, including any fees required by the Commission, and printing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment and supplement thereto and each Free Writing Prospectus, in such number as JMP shall deem reasonably necessary, (ii) the printing and delivery to JMP of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Placement Notes, (iii) the preparation, issuance and delivery of the certificates, if any, for the Placement Notes to JMP, including any stock or other transfer taxes and any capital duties, stamp duties or other duties or taxes payable upon the sale, issuance or delivery of the Placement Notes to JMP, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Company, (v) the fees and expenses of the Trustee, (vi) the filing fees incident to any review by FINRA of the terms of the sale of the Placement Notes, and (vii) the fees and expenses incurred in connection with the listing of the Placement Notes on the Exchange.

10. Conditions to JMP’s Obligations. The obligations of JMP hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the performance by the Company of its obligations hereunder, to the completion by JMP of a due diligence review satisfactory to it in its reasonable judgment, and to the continuing satisfaction (or waiver by JMP in its sole discretion) of the following additional conditions:

a. Registration Statement Effective. The Registration Statement shall have become effective and shall be available for the sale of all Placement Notes contemplated to be issued by any Placement Notice.

b. No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, the Prospectus or documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

c. No Misstatement or Material Omission. JMP shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in JMP’s reasonable opinion is material, or omits to state a fact that in JMP’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

d. Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any Material Adverse Effect, or any development that could reasonably be expected to cause a Material Adverse Effect, or a downgrading in or withdrawal of the rating assigned to any of the Company’s securities (other than asset backed securities) by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s securities (other than asset backed securities), the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of JMP (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Notes on the terms and in the manner contemplated in the Prospectus.

e. Legal Opinion. JMP shall have received the opinions and negative assurances of Company Counsel required to be delivered pursuant Section 7(m) on or before the date on which such delivery of such opinions are required pursuant to Section 7(m).

f. Comfort Letter. JMP shall have received the Comfort Letter required to be delivered pursuant Section 7(n) on or before the date on which such delivery of such letter is required pursuant to Section 7(n).

g. Representation Certificate. JMP shall have received the certificate required to be delivered pursuant to Section 7(1) on or before the date on which delivery of such certificate is required pursuant to Section 7(1).

h. No Suspension. Trading in the Notes shall not have been suspended on the Exchange and the Notes shall not have been delisted from the Exchange.

i. Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(1), the Company shall have furnished to JMP such appropriate further information, certificates and documents as JMP may reasonably request. All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof. The Company will furnish JMP with such conformed copies of such opinions, certificates, letters and other documents as JMP shall reasonably request.

j. Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

k. Approval for Listing. The Placement Notes shall either have been approved for listing on the Exchange, subject only to notice of issuance, or the Company shall have filed an application for listing of the Placement Notes on the Exchange at, or prior to, the issuance of any Placement Notice.

l. No Termination Event. There shall not have occurred any event that would permit JMP to terminate this Agreement pursuant to Section 13(a).

11. Indemnification and Contribution.

a. The Company agrees to indemnify, defend and hold harmless JMP and any person who controls JMP within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the respective directors, officers, employees and agents of JMP from and against any loss, expense, liability, damage or claim (including the reasonable cost of investigation) which, jointly or severally, JMP or any such controlling person, director, officer, employee or agent may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability, damage or claim arises out of or is based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereof), any Issuer Free Writing Prospectus or the Prospectus, (B) any omission or alleged omission to state a material fact required to be stated in any such Registration Statement, or necessary to make the statements made therein not misleading, (C) any omission or alleged omission from any Issuer Free Writing Prospectus or Prospectus of a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, expense, liability, damage or claim arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in reliance upon and in conformity with information furnished in writing by or on behalf of JMP to the Company expressly for use in such Registration Statement, Issuer Free Writing Prospectus or Prospectus; and the Company agrees to reimburse JMP or any such director, officer, employee, agent or controlling person for any legal and other expense reasonably incurred by JMP or any such director, officer, employee, agent or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, expense, liability, damage or claim. The indemnity agreement set forth in this Section 11(a) shall be in addition to any liability which the Company may otherwise have.

b. JMP agrees to indemnify, defend and hold harmless the Company, its affiliates and employees, and their respective directors, officers that signed the Registration Statement, and any other person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, expense, liability, damage or claim (including the reasonable cost of investigation) which the Company or any such person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability, damage or claim arises out of or is based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereof), any Issuer Free Writing Prospectus or the Prospectus, (B) any omission or alleged omission to state a material fact required to be stated in any such Registration Statement, or necessary to make the statements made therein not misleading, or (C) any omission or alleged omission from any such Issuer Free Writing Prospectus or the Prospectus of a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, but in each case only insofar as such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, Issuer Free Writing Prospectus or Prospectus in reliance upon and in conformity with information furnished in writing by or on behalf of JMP to the Company expressly for use therein; and to reimburse the Company and any such person for any legal and other expense reasonably incurred by the Company or any such person in connection with investigating, defending, settling, compromising or paying any such loss, expense, liability, damage or claim. The indemnity agreement set forth in this Section 11(b) shall be in addition to any liabilities that JMP may otherwise have.

c. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 11(a) above, counsel to the indemnified parties shall be selected by JMP, and, in the case of parties indemnified pursuant to Section 11(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 11 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (A) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

d. If the indemnification provided for in this Section 11 is unavailable or insufficient to hold harmless an indemnified party under subsections (a) and (b) of this Section 11 in respect of any losses, expenses, liabilities, damages or claims referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, expenses, liabilities, damages or claims (A) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and JMP, on the other hand, from the offering of the Notes pursuant to this Agreement or (B) if (but only if) the allocation provided by clause (A) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (A) above but also the relative fault of the Company, on the one hand, and of JMP, on the other hand, in connection with the statements or omissions which resulted in such losses, expenses, liabilities, damages or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and JMP, on the other hand, shall be deemed to be in the same respective proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company, on the one hand, bear to the underwriting discounts and commissions received by JMP, on the other hand. The relative fault of the Company, on the one hand, and of JMP, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company, on the one hand, or by JMP, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, expenses, liabilities, damages or claims referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.

e. The Company, on the one hand, and JMP, on the other hand, agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in subsection (d)(A) and, if applicable (B), above. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 11, each person, if any, who controls JMP within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and JMP’s directors, officers, employees, and agents shall have the same rights to contribution as JMP, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

12. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 11 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of JMP, or the Company (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Notes and payment therefor or (iii) any termination of this Agreement.

13. Termination.

a. JMP may terminate this Agreement, by notice to the Company, as hereinafter specified at any time (1) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any Material Adverse Effect, or any development that is reasonably likely to have a Material Adverse Effect, (2) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of JMP, impracticable or inadvisable to market the Placement Notes or to enforce contracts for the sale of the Placement Notes, (3) if trading in the Notes has been suspended or limited by the Commission or the Exchange, or if trading generally on the Exchange has been suspended or limited, or minimum prices for trading have been fixed on the Exchange, (4) if any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market shall have occurred and be continuing, (5) if a major disruption of securities settlements or clearance services in the United States shall have occurred and be continuing, or (6) if a banking moratorium has been declared by either U.S. Federal or New York authorities. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination. Upon receipt of notice of termination, the Company shall promptly give notice of such termination to the Trustee. If JMP elects to terminate this Agreement as provided in this Section 13(a), JMP shall provide the required notice as specified in Section 14 (Notices).

b. The Company shall have the right, by giving one (1) day’s notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

c. JMP shall have the right, by giving one (1) day’s notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

d. Unless earlier terminated pursuant to this Section 13, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Notes through JMP on the terms and subject to the conditions set forth herein except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

e. This Agreement shall remain in full force and effect unless terminated pursuant to Sections 13(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) shall remain in full force and effect. Upon termination of this Agreement, the Company shall not have any liability to JMP for any discount, commission or other compensation with respect to any Placement Notes not otherwise sold by JMP under this Agreement.

f. Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by JMP or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Notes, such Placement Notes shall settle in accordance with the provisions of this Agreement.

14. Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to JMP, shall be delivered to:

JMP Securities LLC

600 Montgomery Street, Suite 100

San Francisco, California 94111

Attention:

Facsimile:

with a copy to:

LeClairRyan, A Professional Corporation

885 Third Avenue

New York, NY 10022

Attention:  James T. Seery

Facsimile:  (973) 491-3415

and if to the Company, shall be delivered to:

Arlington Asset Investment Corp.

1001 Nineteenth Street North, Suite 1900

Arlington, VA 22209

Attention:  J. Rock Tonkel, Jr.

Facsimile:  (703) 373-0680

with a copy (such copy shall not constitute notice) to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Attention:  S. Gregory Cope, Esq.

Facsimile:  (804) 343-4833

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally, by email, or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 14 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives confirmation of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and JMP and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 11 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

16. [Omitted].

17. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and JMP. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

18. GOVERNING LAW AND TIME; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH

THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW OR CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19. CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

20. Use of Information. JMP may not use any information gained in connection with this Agreement and the transactions contemplated by this Agreement, including due diligence, to advise any party with respect to transactions not expressly approved by the Company.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile or email transmission.

22. Effect of Headings. The section and Exhibit headings herein are for convenience only and shall not affect the construction hereof.

23. Permitted Free Writing Prospectuses.

The Company represents, warrants and agrees that, unless it obtains the prior consent of JMP, and JMP represents, warrants and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Placement Notes that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by JMP or by the Company, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents and warrants that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. For the purposes of clarity, the parties hereto agree that all free writing prospectuses, if any, listed in Exhibit 23 hereto are Permitted Free Writing Prospectuses.

24. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

a. JMP is acting solely as agent in connection with the public offering of the Placement Notes and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Company or any of its respective affiliates, stockholders (or other equity holders), creditors or employees or any other party, on the one hand, and JMP, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not JMP has advised or is advising the Company on other matters, and JMP has no obligation to the Company with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

b. it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

c. JMP has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

d. it is aware that JMP and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and JMP has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise; and

e. it waives, to the fullest extent permitted by law, any claims it may have against JMP for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Notes under this Agreement and agrees that JMP shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Company, employees or creditors of Company, other than in respect of JMP’s obligations under this Agreement and to keep information provided by the Company to JMP and JMP’s counsel confidential to the extent not otherwise publicly-available.

25. Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Time” means (i) each Representation Date and (ii) the time of each sale of any Placement Notes pursuant to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Placement Notes that (1) is required to be filed with the Commission by the Company, (2) is a “road show” that is a “written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the Commission, or (3) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Placement Notes or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Securities Act.

“Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 424(b),” “Rule 430B,” and “Rule 433” refer to such rules under the Securities Act.

All references in this Agreement to financial statements and schedules and other information that is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that is incorporated by reference in the Registration Statement or the Prospectus, as the case may be.

All references in this Agreement to the Registration Statement, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR; all references in this Agreement to any Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectuses that, pursuant to Rule 433, are not required to be filed with the Commission) shall be deemed to include the copy thereof filed with the Commission pursuant to EDGAR; and all references in this Agreement to “supplements” to the Prospectus shall include, without limitation, any supplements, “wrappers” or similar materials prepared in connection with any offering, sale or private placement of any Placement Notes by JMP outside of the United States.

[Remainder of the page intentionally left blank]

If the foregoing correctly sets forth the understanding between the Company and JMP, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and JMP.

Very truly yours,

ARLINGTON ASSET INVESTMENT CORP.

By:	/s/ Kurt R. Harrington
Name: Kurt R. Harrington
Title: Chief Financial Officer

ACCEPTED as of the date first-above written:

JMP SECURITIES LLC

By:	/s/ Kent Ledbetter
Name: Kent Ledbetter
Title: Head of Investment Banking

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:	Arlington Asset Investment Corp.

To:	JMP Securities LLC

Atttention:

Subject:	At-the-Market Issuance—Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the At-the-Market Issuance Sales Agreement between Arlington Asset Investment Corp., a Virginia corporation (the “Company”), and JMP Securities LLC (“JMP”), dated May 10, 2013, the Company hereby requests that JMP sell up to [                    ] of the Company’s 6.625% Senior Notes due 2023 (the “Notes”), at a minimum market price of $              per Note, during the time period beginning [month, day, time] and ending [month, day, time].

Notwithstanding anything to the contrary herein, the Company shall not request JMP to sell, and JMP shall not sell, Notes at an Adjusted Purchase Price (defined below) lower than the Minimum Price. For purposes hereof, the “Minimum Price” means an amount equal to (a) the principal amount of the Notes, reduced by (b) one-fourth of 1% (0.25%) of the principal amount, multiplied by the number of complete years to maturity; provided, however, that the foregoing limitation shall not apply to a sale of Notes on any date on or prior to October 31, 2013, on which the yield on the $25,000,000 aggregate principal amount of Notes issued by the Company on May 1, 2013, based on their fair market value, is equal to or less than 7.285%. For purposes hereof, the “Adjusted Purchase Price” means the sales price of the Notes reduced by any amounts attributable to pre-issuance accrued interest.

SCHEDULE 2

Compensation

The Company shall pay to JMP in cash, upon each sale of Placement Notes pursuant to this Agreement, an amount equal to up to 2% of the gross proceeds from each sale of Placement Notes.

SCHEDULE 3

Notice Parties

The Company

Kurt R. Harrington

J. Rock Tonkel, Jr.

Brian J. Bowers

D. Scott Parish

Yong Lee

Pat Gilroy

JMP

EXHIBIT 7(1)

Form of Representation Date Certificate

This Representation Date Certificate (this “Certificate”) is executed and delivered as of             , 20    , in connection with Section 7(1) of the At-the-Market Issuance Sales Agreement (the “Agreement”), dated May 10, 2013, and entered into between Arlington Asset Investment Corp. (the “Company”) and JMP Securities LLC. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

The Company hereby certifies as follows:

1. As of the date of this Certificate (i) the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) neither the Registration Statement nor the Prospectus contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) no event has occurred as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein not untrue or misleading for this paragraph 1 to be true.

2. Each of the representations and warranties of the Company contained in the Agreement are, as of the date of this Certificate, true and correct in all material respects.

3. Except as waived by JMP in writing, each of the covenants required to be performed by the Company in the Agreement on or prior to the date of the Agreement, this Representation Date, and each such other date prior to the date hereof as set forth in the Agreement, has been performed in all material respects and each condition required to be complied with by the Company on or prior to the date of the Agreement, this Representation Date, and each such other date prior to the date hereof as set forth in the Agreement has been complied with in all material respects.

4. Subsequent to the date of the most recent financial statements in the Prospectus, and except as described in the Prospectus, including Incorporated Documents, there has been no Material Adverse Effect.

5. No order suspending the effectiveness of the Registration Statement or the qualification or registration of the Placement Notes under the securities or Blue Sky laws of any jurisdiction are in effect and no proceeding for such purpose is pending before, or threatened, to the Company’s knowledge, or in writing by, any securities or other governmental authority (including, without limitation, the Commission).

The undersigned has executed this Officer’s Certificate as of the date first written above.

ARLINGTON ASSET INVESTMENT CORP.

By:

Name:

Title:

EXHIBIT 7(m)(1)

Form of Legal Opinion

EXHIBIT 7(m)(2)

Form of Negative Assurances Letter

EXHIBIT 23

Permitted Issuer Free Writing Prospectuses

None.